DexCom, Inc. Reports Second Quarter 2013 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-August 7, 2013) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results as of and for the quarter ended June 30, 2013.

Product revenue grew to $35.5 million for the second quarter of 2013, an increase of approximately 65% from the $21.5 million in product revenue reported for the second quarter of 2012. Total second quarter 2013 revenue, which included development grant and other revenue, grew to $35.8 million, an increase of 53% from the same quarter in 2012. Product gross profit totaled $21.8 million for the three months ended June 30, 2013, compared to a product gross profit of $10.6 million for the three months ended June 30, 2012. The Company reported a net loss of $10.1 million, or $0.14 per share for the three months ended June 30, 2013, compared to a net loss of $14.7 million, or $0.21 per share for the three months ended June 30, 2012. The net loss of $10.1 million included $9.0 million in non-cash expenses, comprised primarily of share-based compensation, depreciation, and amortization.

Product cost of sales increased $2.8 million to $13.7 million for the second quarter of 2013 compared to $10.9 million for the same quarter in 2012, primarily due to increased volume of product sales. Total cost of sales totaled $13.9 million for the second quarter of 2013 compared to $12.2 million for the second quarter of 2012. Research and development expense totaled $11.1 million for the second quarter of 2013 compared to $10.0 million for the second quarter of 2012. Changes in research and development expense included additional payroll costs and share-based compensation. Selling, general and administrative expense increased by approximately $4.8 million to $20.7 million for the second quarter of 2013 compared to $15.9 million for the second quarter of 2012, with the change primarily due to additional payroll costs, share-based compensation and commissions. As of June 30, 2013, the Company had $46.4 million in cash and marketable securities.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com by navigating to "About," then "Investor Relations," and then "Events and Webcasts," and will be archived for future reference. To listen to the conference call, please dial (888) 771-4371 (US/Canada) or (847) 585-4405 (International) and use the participant code "35263229" approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and people with diabetes, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of people with diabetes to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company's quarterly report on Form 10-Q for the period ended June 30, 2013, as filed with the Securities and Exchange Commission on August 7, 2013.

FOR MORE INFORMATION:
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
(858) 200-0200
www.dexcom.com

DexCom, Inc.
Consolidated Balance Sheets
(In millions—except par value data)

	June 30, 2013 (Unaudited)	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$28.2	$8.1
Short-term marketable securities, available-for-sale	18.2	40.6
Accounts receivable, net	17.7	19.5
Inventory	7.3	7.4
Prepaid and other current assets	2.8	2.0
Total current assets	74.2	77.6
Property and equipment, net	19.1	18.9
Restricted cash	1.0	1.0
Intangible assets, net	3.9	4.2
Goodwill	3.2	3.2
Other assets	0.9	1.1
Total assets	$102.3	$106.0
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$9.1	$8.7
Accrued payroll and related expenses	10.1	9.2
Current portion of long-term debt	1.2	0.2
Current portion of deferred revenue	0.7	1.4
Total current liabilities	21.1	19.5
Other liabilities	3.1	2.1
Long-term debt, net of current portion	5.8	6.8
Long-term portion of deferred revenue	—	0.6
Total liabilities	30.0	29.0
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5.0 shares authorized; no shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	—	—
Common stock, $0.001 par value, 100.0 authorized; 71.5 and 71.2 issued and outstanding, respectively, at June 30, 2013; and 69.7 and 69.5 shares issued and outstanding, respectively, at December 31, 2012	0.1	0.1
Additional paid-in capital	539.1	522.6
Accumulated other comprehensive loss	(0.1)	(0.1)
Accumulated deficit	(466.8)	(445.6)
Total stockholders’ equity	72.3	77.0
Total liabilities and stockholders’ equity	$102.3	$106.0

DexCom, Inc.
Consolidated Statements of Operations
(In millions—except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Product revenue	$35.5	$21.5	$63.3	$40.1
Development grant and other revenue	0.3	1.9	2.1	3.4
Total revenue	35.8	23.4	65.4	43.5
Product cost of sales	13.7	10.9	26.1	20.5
Development and other cost of sales	0.2	1.3	0.9	2.4
Total cost of sales	13.9	12.2	27.0	22.9
Gross profit	21.9	11.2	38.4	20.6
Operating expenses
Research and development	11.1	10.0	20.4	19.5
Selling, general and administrative	20.7	15.9	38.8	31.2
Total operating expenses	31.8	25.9	59.2	50.7
Operating loss	(9.9)	(14.7)	(20.8)	(30.1)
Interest and other income	—	—	—	0.1
Interest expense	(0.2)	—	(0.4)	—
Loss before income taxes	(10.1)	(14.7)	(21.2)	(30.0)
Income tax expense (benefit)	—	—	—	(1.2)
Net loss	$(10.1)	$(14.7)	$(21.2)	$(28.8)
Basic and diluted net loss per share	$(0.14)	$(0.21)	$(0.30)	$(0.42)
Shares used to compute basic and diluted net loss per share	70.9	68.6	70.3	68.2